The Board of Directors
Communicate Now. Com, Inc.

     We consent to the use of our report dated February 7, 2001, on the financial statements of Communicate Now. Com, Inc. as of December 31, 2000
included herein on the registration statement of Communicate Now.Com, Inc. on
Form SB-2, as amended, and to the reference to our firm under the heading
"Experts" in the prospectus.

     Our report dated February 7, 2001 contains an explanatory paragraph that states that the Company has suffered operating losses and has a need for additional cash to fund operations over the next year which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 7, 2001